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                                                                    Exhibit 99.1

                                [TRUSERVE LOGO]
                                 PRESS RELEASE


                                                 For more information contact:
                                                 Mary Viola, TruServ Corporation
                                                 773-695-5280
                                                 mviola@truserv.com


           PAMELA FORBES LIEBERMAN ELECTED CEO OF TRUSERV CORPORATION SUCCESSFUL TRACK RECORD IN TURNING AROUND CO-OP CITED IN BOARD'S DECISION

CHICAGO, NOVEMBER 16, 2001 - TruServ Corporation, the world's largest hardware and home improvement cooperative, announced today that Pamela Forbes Lieberman, the co-op's Chief Operating Officer and Chief Financial Officer, has been elected Chief Executive Officer. Forbes Lieberman joined TruServ in March as CFO and assumed the additional position of COO following the July resignation of former CEO Donald Hoye. She assumes her new responsibilities today.

         "The Board of Directors concluded after conducting an extensive search that the ideal candidate to lead this company forward as CEO is Pamela Forbes Lieberman," said Bill Blagg, TruServ's chairman. "Since assuming her new responsibilities in July, Pamela has consistently demonstrated a drive, determination and discipline that has resulted in the successful execution of TruServ's restructuring plan," said Blagg.

         After factoring out one-time restructuring and refinancing charges, TruServ has returned to operating profitability, despite lower revenues.

         Blagg said Forbes Lieberman has been the key architect of TruServ's successful turnaround plan and its execution. "Under her leadership in recent months, TruServ has consistently exceeded its business plan in terms of strengthening the balance sheet, reducing operating costs and improving margins," said Blagg. "She has the enthusiastic support of our board of directors, employees, retail members, vendor community and our lenders."

         TruServ will operate without a chief operating officer and will announce a new chief financial officer as soon as possible.

         Prior to joining TruServ, Forbes Lieberman was senior vice president and CFO of Shoptalk, Inc., a voice application software company. Prior to Shoptalk, she was senior vice president and CFO for the Martin-Brower Company, a distributor in the McDonald's system.

From 1993 to 1998, Forbes Lieberman was vice president and CFO for Fel-Pro Incorporated, where she led the sale of the business to Federal Mogul. She also spent four years as vice president of finance acquiring and integrating individual companies of Bunzl Building Supply, a distributor of commodity and branded building products. From 1975 to 1988, she held a variety of positions at Price Waterhouse.

         TruServ, headquartered in Chicago, is the world's largest member-owned hardware cooperative with 2000 sales of $4 billion, supporting annual retail sales of nearly $12 billion. The TruServ cooperative includes more than 7,300 independent retailers worldwide operating under the store identities of True Value Hardware, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

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